Exhibit 4.5
SUPPLEMENTAL INDENTURE
     Supplemental Indenture (this “Supplemental Indenture”), dated as of December 21, 2010, among The Rental Store, Inc., an Arizona corporation (the “Successor Guarantor”), an indirect subsidiary of Rent-A-Center, Inc., a Delaware corporation (the “Issuer”), the Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
W I T N E S S E T H
     WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 2, 2010, providing for the issuance of an unlimited aggregate principal amount of 6.625% Senior Notes due 2020 (the “Notes”);
     WHEREAS, the Indenture provides that under certain circumstances the Successor Guarantor will execute and deliver to the Trustee a supplemental indenture pursuant to which the Successor Guarantor expressly assumes all the obligations of Diamondback Merger Sub, Inc., a Delaware corporation and Guarantor (“Merger Sub”), under the Notes, the Indenture and Merger Sub’s Guarantee on the terms and conditions set forth herein and under the Indenture; and
     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
     1. Capitalized Terms. Capitalized terms used herein without definition will have the meanings assigned to them in the Indenture.
     2. Guarantor. The Successor Guarantor hereby assumes all the obligations of Merger Sub under the Notes, the Indenture, and Merger Sub’s Guarantee and agrees to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.
     3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     4. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page of this Supplemental

Indenture by telecopier, facsimile, email or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.
     6. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.
     7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor Guarantor and the Issuer.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

THE RENTAL STORE, INC.
By:	/s/ Mark E. Speese
Mark E. Speese
President

RENT-A-CENTER, INC.
By:	/s/ Robert D. Davis
Robert D. Davis
Executive Vice President — Finance, Chief Financial Officer and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Kash Asgar
	Name:	Kash Asgar
	Title:	Vice President

Signature Page to The Rental Store, Inc. Supplemental Indenture